Press Release

AMSC ISSUES UPDATE REGARDING ITS ANTICIPATED FOURTH
QUARTER AND FISCAL YEAR 2010 FINANCIAL RESULTS

DEVENS, Mass. – April 5, 2011 – American Superconductor Corporation (NASDAQ: AMSC), a global power technologies company, today issued an update regarding its anticipated financial results for its fourth quarter and fiscal year 2010 ended March 31, 2011. AMSC expects to report final fourth quarter and full fiscal year 2010 results in May 2011.

On March 31, 2011, Sinovel Wind Group Co., Ltd. (Sinovel) refused to accept contracted shipments of 1.5 megawatt (MW) and 3 MW wind turbine core electrical components and spare parts that AMSC was prepared to deliver. AMSC believes that Sinovel intends to reduce its level of inventory before accepting further shipments.

These delayed shipments are the primary cause for lower-than-anticipated financial results for AMSC’s fourth quarter and full fiscal year 2010. AMSC currently expects total revenues for its fourth fiscal quarter will be less than $42 million and that it will generate a net loss for the fourth quarter on both a GAAP and non-GAAP basis. As a result, AMSC currently expects its full year fiscal 2010 revenues to be less than $355 million. This compares with the company’s prior forecast for fiscal 2010 revenues of $430 million to $440 million. AMSC also expects that its GAAP and non-GAAP earnings for full year fiscal 2010 will be well below the company’s previous forecasts.

AMSC estimates that its balance of cash, cash equivalents, marketable securities and restricted cash as of March 31, 2011 was approximately $240 million. This is down from $260.5 million as of December 31, 2010. AMSC’s cash balance was negatively impacted by an increased inventory level related to the refusal of shipments by Sinovel, and Sinovel’s failure to pay AMSC for certain contracted shipments made in fiscal year 2010. As a result of both accumulated aged accounts receivable due to payment delays and Sinovel’s recent refusal to accept March deliveries, AMSC is reviewing the appropriateness of the timing of its revenue recognition on approximately $56 million of unpaid shipments in the second, third and fourth quarters of fiscal 2010.

AMSC continues to have active discussions with Sinovel to determine when Sinovel will accept further shipments and when it will pay for past shipments. In the meantime, AMSC has taken certain actions to reduce expenses, and the company is in the process of implementing plans to better align spending with near-term revenues while continuing to maintain a high level of service and support for its global Wind and Grid customers.

About American Superconductor (NASDAQ: AMSC)
AMSC offers an array of proprietary technologies and solutions spanning the electric power infrastructure – from generation to delivery to end use. The company is a leader in renewable energy, providing proven, megawatt-scale wind turbine designs and electrical control systems. The company also offers a host of Smart Grid technologies for power grid operators that enhance the reliability, efficiency and capacity of the grid, and seamlessly integrate renewable energy sources into the power infrastructure. These include superconductor power cable systems, grid-level surge protectors and power electronics-based voltage stabilization systems. AMSC’s technologies are protected by a broad and deep intellectual property portfolio consisting of hundreds of patents and licenses worldwide. More information is available at www.amsc.com.

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American Superconductor and design, Revolutionizing the Way the World Uses Electricity, AMSC, Powered by AMSC, Amperium, D-VAR, dSVC, FaultBlocker, PowerModule, PowerPipelines, PQ-IVR, PQ-SVC, SeaTitan, SuperGEAR and Windtec and design are trademarks or registered trademarks of American Superconductor Corporation or its subsidiaries. All other brand names, product names or trademarks belong to their respective holders.

Any statements in this release about future expectations, plans and prospects for the company, including our expectations regarding the financial performance of the company and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could materially impact the value of our common stock or cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: we have a history of operating losses, and we may incur losses in the future; our operating results may fluctuate significantly from quarter to quarter and may fall below expectations in any particular fiscal quarter, including any expectations resulting from financial guidance issued by us; a significant portion of our revenues are derived from a single customer, Sinovel, and revenues from this customer may decline in future periods; any failure by this customer (or other customers) to honor contractual obligations to accept products or to pay for products may have a material adverse impact on our financial condition or results from operations; additional or unanticipated issues leading Sinovel to refuse to accept or pay for shipments; we may be subject to restatement of financial information from prior periods, identification of deficiencies in our internal control over financial reporting or disclosure control and procedures, and/or additional unanticipated accounting, audit and internal control issues; adverse changes in domestic and global economic conditions could adversely affect our business; changes in exchange rates could adversely affect our financial results; we may not realize all of the sales expected from our backlog of orders and contracts; we rely upon third party suppliers for the components and subassemblies of many of our products, making us vulnerable to supply shortages and price fluctuations; we have not manufactured our Amperium wire in commercial quantities, and a failure to manufacture our Amperium wire in commercial quantities at acceptable cost and quality levels would substantially limit our future revenue and profit potential; and our patents may not provide meaningful protection for our technology, which could result in us losing some or all of our market position. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent the company’s views as of the date of this release. While the company anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date this press release is issued.

AMSC Contact:
Jason Fredette
Managing Director, Corporate Communications
Phone: 978-842-3177
Email: jfredette@amsc.com